                                                                   Exhibit 10.90


                        STOCK PURCHASE AND SALE AGREEMENT



                             DATED FEBRUARY 9, 2005



                                  BY AND AMONG



                             INSIGNIA SOLUTIONS PLC,



                                   KENORA LTD.

                                       AND

                         THE SHAREHOLDERS OF KENORA LTD.

                                       AND

                            KORROGO TECHNOLOGIES LTD.

                                       AND

                            MI4E DEVICE MANAGEMENT AB
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                                TABLE OF CONTENTS


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                                                                            PAGE
ARTICLE I      PURCHASE AND SALE OF SHARES...............................    1
      1.1   Sale and Purchase of Shares..................................    1
      1.2   Purchase Price...............................................    1
      1.3   Holdback Shares..............................................    2
      1.4   Consideration to each Seller.................................    2
      1.5   Earnout......................................................    2
      1.6   Closing......................................................    5
      1.7   Certain Adjustments..........................................    5
ARTICLE II     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............    6
      2.1   Existence; Good Standing; Corporate Authority;
            Compliance With Law..........................................    6
      2.2   Capitalization of the Company................................    6
      2.3   Approval of Agreement; No Violation..........................    7
      2.4   Subsidiaries.................................................    7
      2.5   Other Interests..............................................    7
      2.6   Financial Statements.........................................    7
      2.7   Litigation...................................................    8
      2.8   Absence of Certain Changes...................................    8
      2.9   No Undisclosed Liabilities...................................    8
      2.10  Taxes........................................................    8
      2.11  Contracts and Other Obligations..............................    9
      2.12  Contracts and Commitments....................................    9
      2.13  Employee Benefit Plans.......................................   10
      2.14  Employees....................................................   11
      2.15  Labor Matters................................................   11
      2.16  Overtime, Back Wages, Vacation and Minimum Wages.............   11
      2.17  Necessary Property...........................................   11
      2.18  No Brokers...................................................   11
      2.19  Intellectual Property........................................   12
      2.20  Software.....................................................   13
      2.21  Environmental Matters........................................   14
      2.22  Title to Assets..............................................   15
      2.23  Quality and Condition of Assets..............................   15
      2.24  Indebtedness to and from Officers and Others.................   15
      2.25  Inventory....................................................   15
      2.26  Real Property................................................   15
      2.27  Accounts Receivable..........................................   15
      2.28  Insurance....................................................   15
      2.29  Permits, Authorizations, Etc.................................   16
      2.30  Books and Records............................................   16
      2.31  Customers....................................................   16
      2.32  Regulatory Compliance........................................   16
      2.33  Full Disclosure..............................................   16
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                                TABLE OF CONTENTS
                                   (continued)

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
ARTICLE III    REPRESENTATIONS AND WARRANTIES OF SELLERS.................   17
      3.1   Ownership of Shares..........................................   17
      3.2   Approval of Agreement; No Violation..........................   17
      3.3   No Brokers...................................................   17
ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF BUYER...................   17
      4.1   Existence; Good Standing; Corporate Authority;
            Compliance With Law..........................................   18
      4.2   Authorization, Validity and Effect of Agreements.............   18
      4.3   Capitalization...............................................   18
      4.4   No Violation.................................................   19
      4.5   SEC Documents................................................   19
      4.6   No Brokers...................................................   20
      4.7   Full Disclosure..............................................   20
      4.8   Litigation...................................................   20
      4.9   Insignia Common Stock........................................   20
ARTICLE V      COVENANTS.................................................   20
      5.1   Operation of the Business....................................   20
      5.2   Insurance and Maintenance of Property........................   21
      5.3   Full Access..................................................   21
      5.4   Books, Records and Financial Statements......................   22
      5.5   Filings; Other Action........................................   22
      5.6   Third Party Offers and Negotiations..........................   22
      5.7   Tax Matters..................................................   22
      5.8   Notification of Certain Matters..............................   22
      5.9   Restrictions on Certain Transactions.........................   23
      5.10  Non-Competition..............................................   23
      5.11  Non-Solicitation of Clients..................................   24
      5.12  Solicitation of Employees and Consultants....................   24
      5.13  Non-disruption; Other Matters................................   24
      5.14  Equitable Relief.............................................   24
      5.15  Listed Accounts Receivable Collection........................   25
ARTICLE VI     CONDITIONS................................................   25
      6.1   Conditions to Each Party's Obligation to Effect the
            Closing......................................................   25
      6.2   Conditions to Obligation of Sellers to Effect the Closing....   25
      6.3   Conditions to Obligation of Buyer to Effect the Closing......   26
ARTICLE VII    INDEMNIFICATION...........................................   27
      7.1   Survival of Representations, Warranties and Covenants........   27
      7.2   Indemnification of the Sellers and the Company...............   27
      7.3   Limitation on Indemnification................................   28
      7.4   Satisfaction of Indemnification through Either Retention
            of Holdback Shares or offset of Initial Earnout Payment......   28
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                                TABLE OF CONTENTS
                                   (continued)

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
      7.5   Indemnification Regarding Brokerage Fees.....................   29
      7.6   Notice and Defense of Third-Party Actions....................   29
      7.7   Notice of Direct Claims......................................   30
      7.8   Cooperation..................................................   30
      7.9   Continued Employment of Sellers as a Condition to
            Receipt of Holdback Shares...................................   30

ARTICLE VIII   TERMINATION...............................................   31

      8.1   Termination by Mutual Consent................................   31
      8.2   Termination by Either Buyer or Sellers.......................   31
      8.3   Termination by Sellers.......................................   31
      8.4   Termination by Buyer.........................................   31
      8.5   Effect of Termination and Abandonment........................   31
      8.6   Extension; Waiver............................................   31

ARTICLE IX     MISCELLANEOUS.............................................   32

      9.1   Notices......................................................   32
      9.2   Assignments; Binding Effect..................................   33
      9.3   Entire Agreement.............................................   33
      9.4   Amendment....................................................   33
      9.5   Governing Law................................................   33
      9.6   Counterparts.................................................   33
      9.7   Headings.....................................................   34
      9.8   Interpretation...............................................   34
      9.9   Waivers......................................................   34
      9.10  Severability.................................................   34
      9.11  Enforcement of Agreement.....................................   34
      9.12  Subsidiaries.................................................   34
      9.13  Further Assurances...........................................   34
      9.14  Dispute Resolution Procedures................................   35
      9.15  Payment of Fees and Expenses.................................   35
      9.16  Appointment and Powers of the Sellers Representatives........   35
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                                     -iii-

                        STOCK PURCHASE AND SALE AGREEMENT

      THIS STOCK PURCHASE AND SALE AGREEMENT (the "Agreement") is made this 9th day of February, 2005, by and among Insignia Solutions plc, a company incorporated under the laws of England ("Buyer" or "Insignia"), Kenora Ltd., a company incorporated under the laws of Hong Kong ("HK Holding Company"), Noel Mulkeen, an individual, and Anders Furehed, an individual, each holding through the nominees listed on Schedule A hereto (individually a "Seller" and collectively the "Sellers") and, for the purpose of making certain representations, warranties and covenants hereunder, Korrogo Technologies Ltd., a company incorporated under the laws of England and Wales and a wholly-owned subsidiary of HK Holding Company ("UK Holding Company") and mi4e Device Management AB, a company incorporated under the laws of Sweden and a wholly-owned subsidiary of UK Holding Company (the "Company" or "mi4e").



                                    RECITALS

      A. The Sellers, through the nominees listed on Schedule A, own all of the shares of capital stock of HK Holding Company. HK Holding Company, through its nominee Midland Investments Limited, owns all the shares of capital stock of UK Holding Company. UK Holding Company owns all the shares of capital stock of the Company. There are two (2) shares of capital stock of HK Holding Company registered and outstanding, each with a par value of HK$1.00 (the "Shares"). The Shares are owned by the Sellers as set forth in Schedule A to this Agreement. Each of Company, UK Holding Company and HK Holding Company is a "Group Company" and collectively, the "Group Companies."

      B. The Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, all of the Shares upon the terms and conditions set forth herein.

      C. Each of the Sellers has executed and delivered employment agreements with the Buyer, which employment agreements shall be effective and contingent on the Closing of the sale and the purchase of the Shares.

      D. Each of the Sellers, HK Holding Company and Buyer have taken all corporate (Board of Director and stockholder) action necessary to approve the execution of this Agreement.

      E. Each of the persons listed on Schedule B1 hereto has executed and delivered releases of Company and Buyer in the form attached as Schedule B2.

      F. The Company has delivered a schedule showing the cash balance, the accounts receivable balance and the accounts payable and other short term liabilities balance as of the signing date (the "Signing Balance Sheet"), which shall be attached as Schedule C.

      G. The Sellers, the nominees for the Sellers, HK Holding Company and the nominee for HK Holding Company have executed and delivered Confirmations of Title in the form attached as Schedule D.


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NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereinafter expressed, it is hereby agreed as follows:

                                   ARTICLE I
                           PURCHASE AND SALE OF SHARES

      1.1 Sale and Purchase of Shares. Subject to the terms and conditions hereof, the Sellers shall sell, assign, transfer and deliver to Buyer and Buyer shall purchase from the Sellers, on the Closing Date (as hereinafter defined), all of the Shares for the Stock Consideration set forth in Schedule A.

      1.2 Purchase Price. The aggregate consideration to be paid by Buyer for the sale, assignment, transfer and delivery of the Shares by the Sellers to Buyer as provided herein shall be as follows:

            (a) Two Million Euros (Euros 2,000,000) (the "Stock Consideration") shall be paid to the Sellers in American depository shares representing ordinary shares, 0.20 pence par value, of Buyer ("Insignia Common Stock"). The aggregate number of shares of Insignia Common Stock to be issued to the Sellers hereunder shall equal the Stock Consideration divided by the Signing Average Price (as defined below) of a share of Insignia Common Stock. For purposes of this Agreement, such resulting number of shares of Insignia Common Stock shall be deemed the "Total Buyer Shares." The "Signing Average Price" of a share of Insignia Common Stock shall be $0.652, which represents the average of the closing sales prices thereof on The Nasdaq Small Cap Market over the five (5) consecutive trading days ending on the trading date immediately prior to the date of this Agreement set out above. The exchange rate Euros/dollars shall be $1.290826, which represents the average exchange rate during the five (5) consecutive business days ending on the business day immediately prior to the date of this Agreement. The shares of Insignia Common Stock issued pursuant to this Agreement shall be "restricted securities" as defined in Rule 144(a)(3) promulgated under the Securities Act of 1933, as amended, until such securities are registered with the Securities and Exchange Commission pursuant to the Registration Rights Agreement (as defined herein).

            (b) No certificates or scrip representing fractional shares of Insignia Common Stock will be issued pursuant to this Agreement, but in lieu thereof each Seller otherwise entitled to a fractional share of Insignia Common Stock will be entitled to receive a cash payment in lieu of such fractional share of Insignia Common Stock in an amount equal to the product of such fractional part of a share of Insignia Common Stock multiplied by the Signing Average Price, which product shall be rounded up to the next highest cent, without any interest thereon.

      1.3 Holdback Shares. At the Closing, Buyer shall refrain from issuing such number of the Total Buyer Shares that would otherwise have been issued to the Sellers as shall be equal to the product of (a) Euros 500,000 divided by (b) the Signing Average Price (the "Holdback Shares"), as security for any breach of any representation, warranty or covenant of the Company or Sellers contained herein or failure to collect in full the Unconfirmed Accounts Receivable (as defined in Section 7.2). The portion of the Holdback Shares allocated to each Seller shall equal a fraction the numerator of which being the number of Total Buyer Shares to be delivered to such Seller at Closing, and the denominator of which being the total number of Total Buyer Shares to be delivered to all of the Sellers at Closing. An amount equal to the amount of any cash

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dividends or distributions of Insignia Common Stock, which would have been paid or made to a Seller with respect to the Holdback Shares had the Holdback Shares been issued at Closing shall be paid by Buyer to such Seller simultaneously and proportionately with the issue of the corresponding Holdback Shares, if any, hereunder.

      1.4 Consideration to each Seller. The Buyer shall deliver to each Seller, at the time and in the manner described in Schedule A the number of Total Buyer Shares set forth opposite the name of the Seller on Schedule A, as reduced by the Holdback Shares, as set forth on Schedule A (the "Closing Delivered Shares").

      1.5 Earnout. Subject to the terms set forth below, the Sellers shall have the opportunity to receive an additional cash payment beginning at the completion of the Holdback Period (the "Earnout Payment"):

            (a) Definitions. For the purpose of this Section 1.5 the following terms shall have the meanings indicated below:

            "Affiliate" means any entity directly or indirectly controlling, controlled by or under direct or indirect common control with the Company or Buyer, as applicable.

            "Holdback Period" means the period commencing on the Closing Date and ending on March 31, 2006.

            "Collections" means the cash collected by and for the account of the Buyer during the applicable Earnout Period from revenues from worldwide sales of Company Products by the Company and its Affiliates (including Buyer) (which sales occur after the Closing Date) determined with reference to Buyer's audited consolidated financial statements, determined in accordance with United States generally accepted accounting principles applied on a consistent basis with the Buyer's past practices. Buyer shall eliminate from the calculation of revenues intercompany sales (i.e., sales by the Company to Buyer or an Affiliate of Buyer). In the event that Company Products are combined with Buyer or third party products or otherwise improved or modified (the "Combined Product"), the Earnout Payment will equal 20% of such Collections related to the Combined Product.

             "Company Know-How" means the designs, methods, tooling, fixtures, drawings, specifications, technology, engineering data, computer programs, compositions, compounds, and test results in which the Company now has, or hereafter obtains, any right and which are useful in making or using products.

            "Company Patents" means (i) the U.S. and foreign patents and patent applications listed in Schedule 2.19(b), and (ii) all other U.S. and foreign patents and patent applications (a) in which the Company now has, or hereafter obtains, any right or (b) which covers or is based upon an invention now or hereafter made or conceived by an employee of the Company or a person working at a Company facility.

            "Company Products" means any device or other product which is (i) covered by, or made by a process which is covered by one or more claims of Company Patents, or (ii) incorporates, uses or is made in accordance with Company Know-How, in each case

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      whether sold by the Company or one of its Affiliates (including Buyer) and whether such Company Products are sold under the Company name or another name. Products that in all material respects conform to the Open Mobile Alliance Client Provisioning (OMA CP) Standard and/or confirming to Nokia Ericsson Over the Air 7.0 and 7.1 (OTA 7.0/7.1) shall always be considered as Company Products.

            "Earnout Period" means, with regard to the Initial Earnout Payment (the "Initial Earnout Payment"), the Holdback Period, and with regard to each subsequent Earnout Payment, each Quarter after the expiration of the Holdback Period, subject to the limitations in subsection (b) below.

            (b) Terms of Earnout Payment. The Earnout Payment for each applicable Earnout Period will be forty percent (40%) of the Collections for such Earnout Period, provided that no additional Earnout Payment will be made after the earlier of: (i) five (5) years after the Closing Date, or (ii) the date on which the Buyer has made Earnout Payments in an aggregate amount of Euros 700,000, subject to required tax withholdings. The Earnout Payments will be made to the Sellers on a pro rata basis (based on the number of Shares held as a percentage of the total Shares). The Initial Earnout Payment will be made within sixty (60) days after the end of the Holdback Period, and the applicable Earnout Payment will equal forty percent (40%) of the Collections made during the Holdback Period, subject only to tax withholdings and offset as described in
Section 7.4. Earnout Payments made after this Initial Earnout Payment will be made within sixty (60) days after each calendar quarter (a "Quarter") following the expiration of the Holdback Period, and the applicable Earnout Payment will equal forty percent (40%) of the Collections made during such Quarter, subject to required tax withholdings, but not subject to any offset for Claims.

            (c) Determination of Earnout Payment. As promptly as practicable after the end of an Earnout Period, but in any event within thirty (30) days after the end of the applicable Earnout Period (the "Determination Date"), Buyer shall determine the amount of the Earnout Payment that shall be payable, if any, in respect of such Earnout Period and shall deliver in accordance with Section
9.1 hereof to each of Anders Furehed and Noel Mulkeen (the "Sellers Representatives"), on behalf of the Sellers, a notice (the "Earnout Notice"), setting forth in reasonable detail the calculation of such Earnout Payment. The Earnout Notice shall include a statement from the Chief Financial Officer of Buyer setting forth the calculation of Collections for such Earnout Period determined in accordance with this Agreement, certifying as to the accuracy thereof.

            (d) Disputes Regarding Earnout Payment. The Sellers Representatives shall within thirty (30) days of receipt of the Earnout Notice (the "Receipt Date"), provide written notice to Buyer of any dispute Sellers may have over the calculation of Collections for such Earnout Period (the "Earnout Dispute Notice"). If the Sellers Representatives, on behalf of the Sellers, dispute any aspect of the calculations, the Sellers Representatives must set forth in reasonable detail the basis for such dispute. Buyer and its independent accountants will provide the Sellers Representatives and their independent accountants and other designated representatives with reasonable access to the necessary books, records and work papers of Buyer and its Subsidiaries to enable the Sellers Representatives to review and evaluate the basis for Buyer's calculations for such Earnout Period, and the Sellers Representatives and their independent accountants shall have the right to make copies of all such books, records and work papers. Fees and expenses of the independent accountants shall be paid as provided for fees and expenses of the Accounting Firm in Section 1.5(f). During the thirty (30) day period following Buyer's receipt of the Earnout Dispute Notice, the parties shall attempt in good faith to settle any dispute through negotiation, and shall instruct their respective independent accountants and other designated representatives to seek to resolve the points of disagreement and agree upon the Collections for such Earnout Period.

            (e) Absence of Dispute. If the Sellers Representatives, on behalf of the Sellers, do not dispute any aspect of Buyer's calculation of Collections for such Earnout Period within sixty (60) days of the Determination Date, or if Buyer and the Sellers Representatives, on behalf of the Sellers, reach agreement upon the items initially in dispute (with such further adjustments as to which they may agree) within thirty (30) days following Buyer's receipt of the Earnout Dispute Notice, the Collections so accepted or agreed upon shall be final, conclusive and binding on the parties hereto and not subject to collateral attack.

            (f) Resolution of Disputes; Accounting Firm. If the Sellers Representatives, on behalf of the Sellers, do not accept Buyer's calculation of Collections, and Buyer and the Sellers Representatives, on behalf of the Sellers, do not agree upon the items in dispute pursuant to the procedures set forth above, Buyer and the Sellers Representatives shall promptly refer the items in dispute to a mutually agreed firm of recognized independent public accountants (the "Accounting Firm") to act as an arbitrator to resolve all matters in dispute and determine the disputed calculations. Unless otherwise agreed by Buyer and the Sellers Representatives, the initial Accounting Firm shall be Burr, Pilger & Mayer LLP. The Accounting Firm shall, within forty-five
(45) days after such submission, determine and report to Buyer and the Sellers Representatives upon any disputed items. Each of the parties shall furnish, at its own expense, the Accounting Firm and the other parties with (i) a statement as to the matters in dispute and such party's calculations based on its interpretation of such disputed matters and (ii) such other documents and information as the Accounting Firm may request. Each party may also furnish to the Accounting Firm such other information and documents as it deems relevant with appropriate copies or notification being given to the other parties. The Accounting Firm may conduct a conference concerning the disagreement between the Sellers, on the one hand, and Buyer, on the other, at which conference each party shall have the right to present additional documents, materials and other evidence and to have present its or their advisors, counsel or accountants. The Accounting Firm shall promptly render its decision on the matters in dispute in writing, which decision will include the Accounting Firm's own statement as to the disputed calculations based on the matters not in dispute and the Accounting Firm's determination regarding matters in dispute. All determinations made by the Accounting Firm shall be final, conclusive and binding with respect to the disputed calculations and shall not be subject to collateral attack. Fees and expenses of the Accounting Firm shall be borne by the Sellers unless the Buyer's calculations as set forth its initial submission to the Accounting Firm differ by greater than ten percent (10%) from the calculations by the Accounting Firm, as determined by the Accounting Firm, in which case the fees and expenses will be paid by Buyer.

            (g) Delivery of Earnout Payment. As promptly as practicable after the resolution of any dispute, the Buyer shall pay to the Sellers the Earnout Payment payable with respect to such Earnout Period. A letter from the Chief Financial Officer of Buyer shall accompany each payment, or if no Earnout Payment is made, such letter shall be sent alone, describing the calculations made in determining that no Earnout Payment is due.

      1.6 Closing.

            (a) The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Buyer, 41300 Christy Street, Fremont, CA 94538-3115, at 10:00 a.m. local time within two business days after the satisfaction or waiver of all conditions to Closing, provided however that without the prior written consent of the Sellers the Closing will not occur earlier than: (i) the date on which Buyer has received Receivables Acknowledgments from each of the customers listed on Exhibit 5.14(B), or (ii) March 1, 2005.

            (b) At the Closing, the Sellers shall deliver to Buyer the instruments and documents specified in Article VI hereof.

            (c) At the Closing, Buyer shall give its transfer agent irrevocable transfer instructions to deliver certificates representing the Closing Delivered Shares to be delivered to each Seller as set forth on Schedule A hereto, and such stock certificates will be delivered as soon as reasonably practicable following Closing. Buyer shall also deliver all instruments and documents specified in Article VI hereof.

      1.7 Certain Adjustments. If at anytime following the date hereof the issued and outstanding shares of capital stock of the Company or Buyer shall be changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other transaction with similar effect, then all calculations under this Agreement shall be appropriately adjusted to take into account such action or transaction.

      1.8 Decrease in Closing Delivered Shares. To the extent that the consideration paid pursuant to the Landlord Settlement (as defined in Section 6.3(k)) exceeds SEK 60,000, the number of Closing Delivered Shares will be reduced on a euro-by-euro basis by the amount of consideration paid in excess of SEK 60,000.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the disclosure schedules delivered at or prior to the execution hereof to the Buyer (the "Schedules"), each Seller, each Group Company hereby makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof and will be true and correct on the Closing Date.

      2.1 Existence; Good Standing; Corporate Authority; Compliance With Law. The statements set forth in the Recitals to this Agreement are true and correct. Each of the Group Companies is a corporation duly incorporated and validly existing under the laws of its incorporation. Each of the Group Companies is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition of the Company (a "Company Material Adverse Effect"). Each of the Group Companies has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. None of the Group Companies is in violation in any material respect of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which such Group Company or any of its properties or assets is subject. Each of the Group Companies has obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with its business as now conducted. Attached as Schedule 2.1 are true and complete copies of all charter documents of each of the Group Companies as currently in force. No applications have been filed to the Swedish Companies Registration Office (Sw. Bolagsverket) to amend the articles of association of the Company.

2.2   Capitalization.

            (a) The Company has 1000 shares of capital stock (the "Company Shares"), each of which is validly issued, registered, fully paid and non-assessable. The Company Shares constitute 100% of the issued capital stock of the Company. All of the Company Shares are owned by UK Holding Company. There are no outstanding rights, options, warrants, convertible or exchangeable securities or other agreements, commitments or understandings of any kind (oral or written) entitling any person or entity to acquire from the Company or UK Holding Company or any other person or entity any shares of capital stock of the Company or any securities convertible into or exchangeable for shares of such capital stock. No person or entity has any claim or right to any equity interest in the Company.

            (b) UK Holding Company has two (2) shares of capital stock (the "UK Holding Company Shares"), each of which is validly issued, registered, fully paid and non-assessable. The UK Holding Company Shares constitute 100% of the issued capital stock of UK Holding Company. All of the UK Holding Company Shares are owned by HK Holding Company, through a nominee. There are no outstanding rights, options, warrants, convertible or exchangeable securities or other agreements, commitments or understandings of any kind (oral or written) entitling any person or entity to acquire from UK Holding Company, HK Holding Company or any other person or entity any shares of capital stock of the UK Holding Company or any securities convertible into or exchangeable for shares of such capital stock. No person or entity (other than HK Holding Company as beneficial owner, and Midland Investments Limited, as its registered nominee) has any claim or right to any equity interest in UK Holding Company. UK Holding Company does not have any assets other than the Company Shares. UK Holding Company conducts no trading operations, has no employees, has no contracts, agreements, understandings or commitments with any person or entity (whether oral or written). UK Holding Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) and will not incur any liabilities or obligations, including but not limited to tax obligations, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

            (c) HK Holding Company has two (2) shares of capital stock (the "Shares"), each of which is validly issued, registered, fully paid and non-assessable. The Shares constitute 100% of the issued capital stock of HK Holding Company. All of the Shares are owned by the Sellers, through their nominees, as listed on Schedule A. There are no outstanding rights, options, warrants, convertible or exchangeable securities or other agreements, commitments or understandings of any kind (oral or written) entitling any person or entity to acquire from HK Holding Company, any of the Sellers or any other person or entity any shares of capital stock of HK Holding Company or any securities convertible into or exchangeable for shares of such capital stock. No person or entity has any claim or right to any equity interest in HK Holding Company. HK Holding Company does not have any assets other than the UK Holding Company Shares. HK Holding Company conducts no trading operations, has no employees, has no contracts, agreements, understandings or commitments with any person or entity (whether oral or written). HK Holding Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) and will not incur any liabilities or obligations, including but not limited to tax obligations, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

            (d) The Title Documents (as defined in Section 6.3(l)) are complete, correct and fully registered with the appropriate authorities.

      2.3 Approval of Agreement; No Violation. The Sellers and HK Holding Company have full power and authority to enter into this Agreement and to perform their obligations hereunder. Neither the sale, transfer, assignment and delivery of the HK Holding Company Shares by the Sellers to Buyer as contemplated by this Agreement, the execution and delivery by the Sellers and HK Holding Company of this Agreement nor the performance by the Sellers and HK Holding Company of their obligations hereunder does or will (i) conflict with or result in any violation of, or constitute a breach of any provision of the charter documents of any Group Company, (ii) conflict with or result in any violation of, or constitute a breach of any provision of any of the franchises, licenses, rights of way, permits, or certifications, of any Group Company, or any indenture, evidence of indebtedness or other agreement to which any Group Company is a party or by which any Group Company is bound, (iii) result in the creation of any lien or other encumbrance upon any of the assets of any Group Company or any shares of capital stock of any Group Company, (iv) violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body against or binding upon any Group Company, (v) constitute a violation by any Group Company of any applicable law, statute, ordinance, rule or regulation or (vi) other than the applicable federal, state and local regulatory filings (collectively, the "Regulatory Filings"), require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority.

      2.4 Subsidiaries. The Company has no subsidiaries. The Company is a wholly-owned subsidiary of UK Holding Company. UK Holding Company is a wholly-owned subsidiary of HK Holding Company. The shares of capital stock of each Group Company are free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. Schedule 2.4 contains the following information for each of the Group
Companies: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital

      2.5 Other Interests. Except as described in Section 2.4, no Group Company owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities and corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business).

      2.6 Financial Statements. Schedule 2.6(a) contains true and complete copies of the following financial statements of the Company, and the Sellers will deliver prior to closing the following financial statements for HK Holding Company and UK Holding Company: (i) unaudited balance sheets, profit and loss statements and cash flow statement as of January 31, 2005 and for the seven-months then ended (the "Interim Accounts") and (ii) the audited statutory balance sheet and the audited profit and loss accounts of the Company for the financial year ended June 30, 2004 (and in the case of HK Holding Company and UK Holding Company, December 31, 2004) (the "Annual Accounts"). The Annual Accounts, the Interim Accounts and the Signing Balance Sheet have been, or will be (in the case of HK Holding Company and UK Holding Company), prepared in accordance with (iii) Swedish statutory provisions and generally accepted accounting and valuation principles in the case of the Company, (iv) English statutory provisions and generally accepted accounting and valuation principles in the case of the UK Holding Company and (v) HongKong statutory provisions and generally accepted accounting and valuation principles in the case of the HK Holding Company ("Applicable GAAP") using accounting practices consistent with past accounting practices of the Group Company. The Interim Accounts and Signing Balance Sheet have been, or will be (in the case of HK Holding Company and UK Holding Company), prepared as if those were normal year end balance sheets (except that they do not have the necessary footnote disclosures and they are subject to normal year end adjustments which would not be material in amount or effect). Each of the Annual Accounts, the Interim Accounts and the Signing Balance Sheet (together with the related notes and schedules) presents a true and fair view of the net worth as well as of the assets and liabilities, the financial condition and earnings position of the Group Company, in each case as of the date of and for the period referred to in the Annual Accounts, the Interim Accounts and the Signing Balance Sheet.

      2.7 Litigation. There are no actions, suits or proceedings pending against any Group Company, or, to the knowledge of the Sellers, threatened against any Group Company, at law or in equity, or before or by any federal, state or foreign court, commission, board, bureau, agency or instrumentality. As used in this Agreement, the phrase "to the knowledge of the Company or any Group Company" (and any similar construction of the phrase, e.g., "known to the Company") shall be deemed to refer to the knowledge after reasonable inquiry of each of the Sellers, and each member of the Board of Directors of the Group Companies and shall include any information provided to the Group Company in writing.

      2.8 Absence of Certain Changes. Since September 30, 2003, the Company has conducted its business only in the ordinary course of such business, and there has not been (i) any Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; (iii) any direct or indirect redemption, purchase or other acquisition of any shares of its capital stock or capital stock of any Group Company, or any commitment for any such action, or any other hidden or open distribution of profit to the shareholders of any Group Company; (iv) any issuance of shares, or commitment to issue shares, in any Group Company; (v) any material change in its accounting principles, practices or methods; (vi) any bonus payments, any increase in any compensation or new or amended employment agreement with any of the Company's present or future officers or members of the Board of Directors; (vii) any sale, lease or other disposition of any of assets of a Group Company (including capital stock of any subsidiary) which are material, individually or in the aggregate, except in the ordinary course of business; or (viii) any payment by the Company with respect to transaction expenses related to the transactions contemplated by this Agreement.

      2.9 No Undisclosed Liabilities. Except as and to the extent set forth on the balance sheet of the Company as of January 31, 2005, the Company has no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company, prepared in accordance with Swedish GAAP consistently applied, except liabilities arising in the ordinary course of business since such date and liabilities disclosed in the Schedules hereto, none of which liabilities or obligations will, or would be reasonably likely to, have a Company Material Adverse Effect. Neither the Company nor any of the Sellers has incurred any fees or expenses in connection with the negotiation or execution of this Agreement, including but not limited to any legal, accounting, consulting or brokers fees.

      2.10 Taxes. Each of the Group Companies has timely filed all federal, state and foreign tax and social security declarations, returns and reports required to be filed by any of them prior to the date of this Agreement (including, without limitation, corporate income tax, trade tax, wage withholding tax and VAT returns), and all such declarations, returns and reports are complete in all material respects. Any and all taxes and social charges (including, without limitation, wage withholding tax and social charges on remuneration in kind paid to any of the employees of the Company), public impositions and levies (including, without limitation, custom taxes and duties), for which any of the Group Companies is or may become liable and which relate to any time period prior to January 31, 2005 have either completely been paid prior to that date or are sufficiently accrued for and reflected in the Interim Accounts. None of the Group Companies will incur any tax liability as a result of the Closing of this Agreement or the transactions contemplated hereby.

      2.11 Contracts and Other Obligations. Each of the agreements, contracts, commitments and other obligations of the Company are listed on the Schedules to this Agreement ("Contracts") and the material terms of each of the oral Contracts are summarized on Schedule 2.11. Each of the Contracts is a valid and binding obligation of the Company in accordance with its terms and is in full force and effect, and none of the Company or any other party thereto is in default with respect to any term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto or would give any party thereto an affirmative defense against the Company. No termination or other penalty will result under, and no consent is required under, any Contract for the consummation of the sale of the Shares to Buyer pursuant to this Agreement. The Company has delivered or otherwise made available to Buyer true, correct and complete copies of the instruments, agreements or other documents creating or evidencing each of the Contracts.

      2.12 Contracts and Commitments. Except as set forth in Schedule 2.12 hereto and any other Schedule delivered by the Company pursuant hereto, there is not in effect on the date hereof:

            (a) any single Contract or purchase order providing for an expenditure by the Company in excess of $5,000, Contracts or purchase orders with the same or affiliated vendor(s) providing for an expenditure by the Company in excess of $5,000, or Contracts or purchase offers in the aggregate providing for expenditures by the Company in excess of $5,000 for the purchase of any real property, machinery, equipment or other items which are in the nature of capital investment or for the purchase of materials, supplies, component parts or any other items or services;

            (b) any Contract, bid or offer to which the Company is a party or by which the Company is bound to provide services to third parties which (1) the Company knows or has reason to believe is at a price which would result in a net loss on the providing of such services, (2) which is pursuant to terms or conditions that the Company cannot reasonably expect to satisfy or fulfill in their entirety, or (3) which involves potential monthly revenues of more than $5,000 or which, together with all other contracts, bids or offers to or with the same party or any affiliated parties, involves potential monthly revenues of more than $5,000;

            (c) any purchase commitment by the Company for materials, supplies, component parts or other items or services in excess of the normal, ordinary, usual and current requirements of its business or at a price materially in excess of the current reasonable market price;

            (d) any revocable or irrevocable power of attorney granted by the Company to any person, firm or corporation for any purpose whatsoever;

            (e) any loan agreement, indenture, promissory note, conditional sales agreement or other similar type of agreement to which the Company is a party or by which the Company is bound;

            (f) any arrangement or other agreement to which the Company is a party, or by which the Company is bound which involves (1) a sharing of profits, or (2) any joint venture or similar contract or arrangement to which it is a party;

            (g) any sales agency, sales representation, distributorship or franchise agreement, oral or written, to which the Company is a party or by which the Company or its business is bound;

            (h) any contract containing covenants limiting the freedom of the Company to compete in any line of business or with any person or in any area;

            (i) any contract requiring the Company to keep confidential any information disclosed to it by any other party;

            (j) any contract relating to the lease by the Company of real estate;

            (k) any material contract or commitment to which the Company is a party which is or was not made in the ordinary course of its business; or

            (l) any other material contract or commitment to which the Company is a party which is not cancelable without penalty on 30 days notice or less and which is not specifically described on any other Schedule hereto.

      2.13 Employee Benefit Plans. The Company has no pension plans, employee benefit plans and other benefit arrangements or commitments, whether of an individual or collective nature, regarding pensions and employee benefits (such as anniversary, holiday or jubilee payments, bonus, profit participation or other variable remuneration elements) as well as stock option, stock appreciation rights or similar rights and covering any employees of the Company (the "Company Benefit Plans"). Except as required by law, the Company does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical benefits to any employee or former employee upon his retirement or termination of employment other than as required by applicable law, and the Company has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided other than as required by applicable law. The Company does not have any pension or benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

      2.14 Employees. All persons employed by the Company on the date hereof as employees (collectively the "Employees") or subcontractors are correctly listed (including for each employee or subcontractor the department, function/position, start of employment, fixed monthly gross salary and other material remuneration entitlements, termination period, payment entitlements in case of termination (to the extent individually agreed with the relevant employee)) and accrued vacation or holiday pay on Schedule 2.14. The Company has at all times timely made all filings required to be made and have taken all actions required to be taken under any social security, welfare and labor laws and regulations applicable with respect to the Employees. All salaries and other remunerations relating to the time period up to and including January 31, 2005 have been paid prior to that date or are sufficiently accrued for in the Interim Accounts, and all salaries and other remunerations relating to the time period from January 31, 2005 through the date of this Agreement have been paid or are sufficiently accrued for on the Signing Balance Sheet. The Company did not at any time employ any de-facto employees.

      2.15 Labor Matters. The Company is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company relating to its business.

      2.16 Overtime, Back Wages, Vacation and Minimum Wages. No present or former employee or subcontractor of the Company has any claim against the Company (whether under U.S., federal, state or local law, foreign law, any employment agreement, or otherwise) on account of or for (a) overtime pay, other than overtime pay for the current payroll period, (b) wages or salary (excluding current bonus accruals and amounts accruing under pension and profit-sharing plans) for any period other than the current payroll period, (c) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year, or (d) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work.

      2.17 Necessary Property. The tangible and intangible property owned, licensed or leased by the Company and set forth on the schedules hereto constitute all of the property and property rights owned, licensed or leased by the Company and all of the property and property rights which in any way relate to or are used in or necessary for the conduct of the businesses of the Company in the manner and to the extent presently conducted.

      2.18 No Brokers. Neither the Company nor any of the Sellers has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Buyer to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. None of the Sellers is aware of any claim for payment by the Company or any of the Sellers of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

      2.19 Intellectual Property.

         (a) For the purposes of this Agreement, "Intellectual Property" means any or all of the following and all rights in, arising out of, or associated therewith: (1) United States, international and non-U.S. patents and applications therefor and all reissues, divisions, renewals, extensions, provisional patents, continuations and continuations-in-part thereof; (2) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (3) all copyrights (whether registered or unregistered), mask work rights, copyright registrations and applications therefor throughout the world; (4) all industrial designs and any registrations and applications therefor throughout the world;
(5) all trade names, logos, trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (6) all databases and data collections and all rights therein throughout the world; (7) all web pages, web sites, domain names and URLs; (8) all software and other computer code, including source code and object code and any programmer's notes relating thereto; and (9) any similar, corresponding or equivalent rights to any of the foregoing.

         (b) Schedule 2.19(b) sets forth a list or description of all Intellectual Property owned by or licensed to or otherwise used by the Company (the "Company Intellectual Property Assets"). The Company owns all right, title and interest in and to the Company Intellectual Property Assets free and clear of any encumbrances and has the sole and exclusive right to use all such Company Intellectual Property Assets.

         (c) The Company owns, or has a valid license pursuant to a contract listed on Schedule 2.19(c) for, all computer software used by them, except for generally available off-the-shelf software products that do not require customization or third party implementation assistance (e.g. Microsoft Word, Adobe Acrobat, etc.), for which the Company has a valid license but which is not listed on Schedule 2.19(c). Each such license is valid and in full force and effect.

         (d) Except as set forth on Schedule 2.19(d) or Schedule 2.20(a), the Company is not a party to any license, sublicense or agreement relating to the use by any third party of any Company Intellectual Property Assets which is now in effect.

         (e) The Company Intellectual Property Assets do not infringe, and are not based on a misappropriation of, any Intellectual Property of any other person. No action or proceeding is pending or, to the knowledge of the Company, threatened, to the effect that the operations of the Company or the sale of its products or services infringes upon, misappropriates or conflicts with any Intellectual Property right owned or held by any third party.

         (f) To the knowledge of the Company, no third party is infringing upon any of the Company Intellectual Property Assets.

         (g) The Company has secured valid written assignments from all consultants and employees who have contributed to the creation or development of any Company Intellectual Property Assets. The Company has taken strict measures to maintain and protect each item of Intellectual Property that it owns or uses.

         (h) The Company has followed reasonable commercial practices to protect and preserve the cIonfidentiality of non-public Company Intellectual Property Assets. To the knowledge of the Company, no third party (including any present or former employee or consultant of the Company) is in violation of any written agreement with the Company relating to confidentiality.

         (i) The Company Intellectual Property Assets are sufficient for the operation of the business of the Company as currently conducted.

      2.20     Software

         (a) The Company has the irrevocable, exclusive and transferable right in and to the software listed in Schedule 2.20(a) hereto in its object code and the source code version and in all data belonging to the software including all written or machine readable documentation, instruction manual, data plans, data bases, works of data bases, program- and data structure, screen commands, structure of data progression and all work resulting to be produced within the scope of the use of the software (collectively hereinafter referred to as "Software"), to use the same for all purposes connected with the business purposes of the Company in any way and form and without temporal or geographic limitation.

         (b) Without limiting the generality of the foregoing the Company has the right to copy the Software using all known storage media and in particular, DVD and CD-ROM, to publish and to distribute the Software under any name and to adapt it, to create derivative works of the Software, to translate the Software and to publish these adaptations, derivative works and/or translations of the Software, to transmit, to broadcast and to make the Software available also in an interactive way and in any form of network and to license the Software to third parties. In addition, the Company is the manufacturer of all databases connected to the Software and the Company has the right to reproduce, distribute and to communicate to the public any database contained in the Software or qualitatively or quantitatively substantial part thereof as well as all rights deemed equivalent to the aforementioned rights.

         (c) The Company is entitled to grant sublicenses in all of the above mentioned rights and is not restricted in any manner in disposing of the rights in and to the Software.

         (d) The Company is entitled to the undisturbed use of the Software and is, in particular and without limitation hereto, entitled to exercise for the relevant author the right of dissemination, the right of recognition of authorship, the right to decide whether the work should bear the authors designation, the right to prevent distortions of the work, the right of access to copies of the work and the revocation rights in the Software.

         (e) The Software and the use of it in the business of the Company does not infringe any copyrights or other rights of third parties. This warranty shall comprise all parts of the Software.

         (f) The Company has paid to the authors who have participated in the creation of the Software a compensation which corresponds to a customary and reasonable compensation within the industry at the time of creation of the Software and taking into account all circumstances with regard to the kind and scope of the economic exploitation possibilities granted.

         (g) No judicial or extra-judicial proceedings have been commenced or threatened in respect of any copyright or other intellectual property rights or any other rights connected with the Software.

         (h) To the knowledge of the Company, the Software is complete and that it functions in accordance with the written and the graphic documentation contained in the relevant documentation and that it will in particular comply with the functional description in the applicable product documentation.

         (i) The source code of the Software has never been deposited with any third party or any customer of the Company and no third party or customer of the Company have asked for the delivery of the source code.

      2.21 Environmental Matters.

         (a) There is no investigation, inquiry and other proceeding now pending or, to the knowledge of the Company, threatened by any U.S. federal, state or local governmental entity or any foreign governmental entity with respect to the properties, assets or businesses of the Company in connection with the actual or alleged failure to comply with any requirement of any law, regulation or ordinance relating to air or water quality, waste management, hazardous or toxic substances, or the protection of health or the environment.

         (b) There is no waste disposal, treatment or storage site used by the Company.

         (c) The Company has not engaged any person, firm, corporation or other entity to handle, transport or dispose of waste materials for the Company.

         (d) The Company has maintained all documents and records and made all filings required by, and has otherwise fully complied with, all applicable laws, regulations and ordinances relating to air or water quality, waste management, hazardous or toxic substances, and the protection of health or the environment. To the knowledge of the Company, none of the properties leased by the Company or otherwise used in connection with their respective businesses is contaminated with any hazardous waste or substance.

      2.22 Title to Assets. The Annual Accounts, Interim Accounts and Signing Balance Sheet reflect all of the material assets of the Company relating to its business as of the date thereof that are required to be set forth thereon by Swedish GAAP (the "Assets"). The Company has good and marketable title to all of the Assets free and clear of all claims, assessments, security interests, liens, restrictions and encumbrances. No person other than the Company owns or leases (as lessee) any of the Assets.

      2.23 Quality and Condition of Assets. All equipment and other material items of tangible property and assets included in the Assets are free from material defects and in good operating condition and repair, reasonable wear and tear excepted, and are usable in the regular and ordinary course of business, and to the knowledge of the Company, conform in all material respects to all applicable laws, ordinances, codes, rules and regulations relating to their use and operation by the Company.

      2.24 Related Party Transactions. None of the Group Companies is indebted to any of its stockholders, officers, members of Board of Directors, employees or agents except for, in the case of the Company, amounts due as normal salaries, wages and bonuses and in reimbursement of ordinary expenses on a current basis, and no stockholder, officer, member of the Board of Directors, employee or agent of any of the Group Companies is indebted to such Group Company except for advancements for ordinary business expenses in a nominal amount. No employee, officer, director or shareholder of a Group Company (a "Related Party") or member of such Related Party's immediate family, or any corporation, partnership or other entity in which such Related Party is an officer, director or partner, or in which such Related Party has an ownership interest or otherwise controls, has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company. No Related Party or member of their immediate families is directly or indirectly interested in any material contract with the Company. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

      2.25 Real Property. The Company owns no real property. Schedule 2.25 sets forth a complete and accurate list of all real property leased by the Company (the "Real Property"). The Company has good and valid title to the leasehold estates in the Real Property, free and clear of all mortgages, liens, security interest, pledges, leases, subleases, encumbrances, charges, assignments and claims of other restrictions (other than the lessor's interest).

      2.26 Accounts Receivable. The accounts receivable of the Company reflected on the Company's unaudited balance sheet dated January 31, 2005 and all accounts receivable arising since such date until the Closing Date, arose from bona fide transactions in the ordinary course of business and adequate provisions have been made for those accounts receivable which are not current (according to Swedish GAAP), less the allowance for doubtful accounts reflected therein and assuming the use of collection efforts consistent with the Company's past practice. The accounts receivable are valid and subject to no counterclaims or setoffs. The Company has no knowledge of any facts that would be reasonably likely to render uncollectible any of the accounts receivable listed on Schedule 2.26 (the "Listed Receivables").

      2.27 Insurance. The Assets and the conduct of the business of the Company is adequately insured (in the manner and to the extent customary for corporations engaged in the same or similar business in Sweden) by insurers reasonably believed by the Company to be financially sound and reputable insurers, all of which are unaffiliated with the Company. The relevant insurance policies are set forth on Schedule 2.27 hereto. Such policies will not terminate or lapse by reason of the transactions contemplated by this Agreement.

      2.28 Permits, Authorizations, Etc. The Company has all material approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies and authorities, whether federal, state, local or foreign, required to permit the operation of the business of the Company as presently conducted, all of which are valid and in good standing with the issuing agencies and not subject to any proceedings for suspension, modification or revocation.

      2.29 Books and Records. The books and records of the Company have been maintained in accordance with good business practices and fairly present, in all material respects, the basis for the financial position and results of operations of the Company set forth in the Annual Reports, Interim Reports and Signing Balance Sheet provided to Buyer.

      2.30 Customers. Schedule 2.30 lists all of the Company's agreements with customers (the "Customer Agreements"). The Company currently maintains good working relationships with all of the customers and suppliers of its business, and no current customer or supplier of the Company's business has given the Company notice terminating, canceling or threatening to terminate or cancel any commitments, contracts or arrangements with the Company.

      2.31 Regulatory Compliance. Each of the Group Companies is in compliance in all material respects with all applicable statutes, rules, regulations, and requirements of the Government Entities having jurisdiction over such Group Company, and the operations of its business. As used herein, "Government Entity" means any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state, local or foreign. Each of the Group Companies has timely filed all material reports, data, and other information required to be filed with the Government Entities.

      2.32 Full Disclosure. This Agreement and all exhibits, schedules and all agreements and instruments required to be delivered at Closing pursuant to
Article VI hereof do not and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading. To the knowledge of the Company, all other information furnished or to be furnished to Buyer and its representatives pursuant to or in connection with this Agreement does not and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading. Copies of all documents referred to in the schedules hereto have been delivered or made available to Buyer and its representatives and are true, correct and complete in all material respects.

      2.33 Purchase of Assets from mi4e Global AB. With regard to the Company's purchase of the assets and business of mi4e Global AB ("mi4e Global") pursuant to an agreement with the bankruptcy estate of mi4e Global under Swedish law (the "Asset Purchase"), the Sellers represent and warrant that the Company owns all right, title and interest in the assets, including intellectual property, of mi4e Global AB, and that there is no reasonable basis for a third party claim relating to any of the assets, including intellectual property, of mi4e Global. The Sellers represent and warrant that the agreement with the bankruptcy estate of mi4e Global was submitted to and approved by the shareholders of the Company in a shareholders' meeting held on September 15, 2003.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

      Each Seller, as to itself and only as to itself, but not as to any other Seller, hereby makes the following representations and warranties to the Buyer, each of which is true and correct on the date hereof and will be true and correct on the Closing Date:

      3.1 Ownership of Shares. Such Seller (i) is the legal and beneficial owner of such number of Shares as is set forth opposite such Seller's name on Schedule A hereto and (ii) has full legal right and capacity to sell, assign, transfer and deliver such Shares (or cause its nominee to sell, assign, transfer and deliver) to Buyer as contemplated hereby, and has, and the transfer of such Shares to Buyer will convey to Buyer, valid title to such Shares free and clear of any claim, lien, pledge, charge, option, security interest or other encumbrance, or any legal, contractual or other limitation or restriction including, without limitation, any restriction on transfer or the right to vote. Except for the Shares, such Seller does not have any claim or right to any equity interest in any of the Group Companies.

      3.2 Approval of Agreement; No Violation. Such Seller has full power and authority to enter into this Agreement and to perform such Seller's obligations hereunder. Neither the sale, transfer, assignment and delivery of the Shares by such Seller to Buyer as contemplated by this Agreement, the execution and delivery by such Seller of this Agreement nor the performance by such Seller of its obligations hereunder does or will (i) conflict with or result in any violation of, or constitute a breach of any provision of the articles of association of the HK Holding Company, (ii) conflict with or result in any violation of, or constitute a breach of any provision of any indenture, evidence of indebtedness or other agreement to which such Seller is a party or by which such Seller is bound, (iii) result in the creation of any lien or other encumbrance upon such Seller's Shares, (iv) violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body against or binding upon such Seller, (v) constitute a violation by such Seller of any applicable law, statute, ordinance, rule or regulation or (vi) require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority.

      3.3 No Brokers. Such Seller has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Buyer to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Such Seller is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby makes the following representations and warranties to the Sellers, each of which is true and correct on the date hereof and will be true and correct on the Closing Date:

      4.1 Existence; Good Standing; Corporate Authority; Compliance With Law. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Buyer is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition of Buyer and its Subsidiaries taken as a whole (a "Buyer Material Adverse Effect"). Buyer has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of Buyer's Subsidiaries is a corporation, partnership, limited liability company or other similar foreign entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Buyer Material Adverse Effect. Neither Buyer nor any Buyer Subsidiary is in violation in any material respect of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Buyer or any of its Subsidiaries or any of their respective properties or assets is subject. Buyer and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted. The copies of Buyer's Articles of Association and Memorandum of Association previously delivered to the Company and the Sellers are true and correct. The execution and delivery of this Agreement will not conflict with or result in a breach of any Nasdaq listing agreements, rules or standards.

      4.2 Authorization, Validity and Effect of Agreements. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder. The consummation by Buyer of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

      4.3 Capitalization. The authorized capital stock of Buyer consists of 75,000,000 ordinary shares, 0.20 pence par value ("Insignia Common Stock"), and 3,000,000 preferred shares, 0.20 pence par value ("Insignia Preferred Stock"). As of the date of this Agreement, there were 36,028,212 shares of Insignia Common Stock and no shares of Insignia Preferred Stock, issued and outstanding. As of the date of this Agreement, there were 9,772,071 shares of Insignia Common Stock reserved for issuance under stock option and stock plans of Insignia ("Buyer Option Plans"), and there were issued and outstanding options to acquire a total of 7,698,750 shares of Insignia Common Stock under such Buyer Option Plans. Since such date, no additional shares of capital stock of Buyer have been issued except pursuant to Buyer's 401K plan and the exercise of options outstanding under the Buyer Stock Option Plans. Buyer has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Buyer on any matter. All issued and outstanding shares of Insignia Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

      4.4 No Violation. Neither the execution and delivery by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby in accordance with the terms hereof, will (i) conflict with or result in any violation of, or constitute a breach of any provision of the Articles of Association or Memorandum of Association of the Buyer, (ii) conflict with or result in any violation of, or constitute a breach of any provision, except as set forth in any of the Schedules hereto, of any of the franchises, licenses, rights of way, permits, or certifications, of the Buyer or any indenture, evidence of indebtedness or other agreement to which the Buyer is a party or by which the Buyer is bound, (iii) result in the creation of any lien or other encumbrance upon any of the assets of the Buyer, (iv) violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body against or binding upon Buyer, (v) constitute a violation by any of the Buyer of any applicable law, statute, ordinance, rule or regulation, or (vi) other than the Regulatory Filings, require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority.

      4.5 SEC Documents. Buyer has made available to Sellers each registration statement, report, proxy statement or information statement prepared and filed with the Securities and Exchange Commission by it since December 31, 2003, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Buyer Reports"). As of their respective dates, the Buyer Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Buyer Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of Buyer and its Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows included in or incorporated by reference into the Buyer Reports (together with the related notes and schedules) fairly presents, in all material respects, the results of operations, retained earnings or cash flows, as the case may be, of Buyer and its Subsidiaries for the periods set forth therein (subject to the lack of footnote disclosure and normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with United States generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth in the consolidated balance sheet of Buyer and its Subsidiaries at September 30, 2004, including all notes thereto, or as set forth in the Buyer Reports, neither Buyer nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Buyer or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date.

      4.6 No Brokers. Buyer has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligations of Buyer to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Buyer is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

      4.7 Full Disclosure. This Agreement and all exhibits, schedules and all agreements and instruments required to be delivered at Closing pursuant to
Article VI hereof do not and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading. To the knowledge of Buyer, all other information furnished or to be furnished to the Company and the Sellers and their respective representatives pursuant to or in connection with this Agreement does not and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading. Copies of all documents referred to in the schedules hereto have been delivered or made available to the Company and the Sellers and their respective representatives and are true, correct and complete in all material respects.

      4.8 Litigation. There are no actions, suits or proceedings pending against Buyer or the Buyer's Subsidiaries or, to the actual knowledge of the executive officers of Buyer, threatened against Buyer or the Buyer's Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are reasonably likely to have a Buyer Material Adverse Effect.

      4.9 Insignia Common Stock. The issuance and delivery by Insignia of all shares of Insignia Common Stock to be issued in connection with this Agreement have been duly and validly authorized by all necessary corporate action on the part of Insignia and no shareholder approval is required in connection therewith. The shares of Insignia Common Stock to be issued in connection with this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and issued without violation of any preemptive right of any other person or entity.

                                   ARTICLE V
                                    COVENANTS

      5.1 Operation of the Business. The Sellers covenant and agree that, from and after the date of this Agreement and until the Closing Date, the Company will conduct the business of the Company subject to the following provisions and limitations. Except as set forth in the

Schedules hereto or as contemplated by any other provision of this Agreement, unless Buyer has consented in writing thereto, the Sellers:

         (a) Shall cause each of the Group Companies to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

         (b) Shall cause each of the Group Companies to use its reasonable best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

         (c) Shall not amend its articles of association (other than to change its fiscal year as directed by Buyer);

         (d) Shall promptly notify Buyer of any change in the Company's condition (financial or otherwise), business or results of operations, any litigation or governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any respect of any representation or warranty contained herein;

         (e) Shall not permit any Group Company to (1) issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof, (2) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock, (3) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors, except for normal increases consistent with past practice, (4) adopt any new Company benefit plan or amend any existing Company benefit plan in any material respect, except for changes which are less favorable to participants in such plans, (5) incur any expenses or obligations other than preexisting obligations under payroll and lease obligations or (6) make any cash expenditure or outlay;

         (f) Shall not permit any Group Company to (1) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or (2) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any Group Company, or make any commitment for any such action; and

         (g) Shall not permit any Group Company to sell, lease or otherwise dispose of any of its assets (including capital stock of any subsidiary).

Each Seller covenants and agrees that it will not take any action to cause the Company to breach any of its agreements in this Section 5.1.

      5.2 Insurance and Maintenance of Property. The Company will ensure that all of the property owned or leased by the Company to be insured against all ordinary and insurable risks (as determined in reference to similarly situated companies in Sweden) pursuant to the policies listed on Schedule 2.27 hereto or replacement policies (except in respect of any leased property where the terms of the lease do not impose on lessee the obligation to maintain insurance and where the loss of such property would not materially adversely affect the conduct of its business) and the Company will operate, maintain and repair all of their properties in a careful, prudent and efficient manner.

      5.3 Full Access. To the extent permitted by Swedish law, representatives of Buyer shall have full access at all reasonable times and upon reasonable notice to all premises, properties, books, records, contracts, tax records and documents of the Company and the Company will furnish to Buyer any information with respect thereto as Buyer may from time to time reasonably request. Such examination and investigation by Buyer shall not affect the warranties and representations of the Company contained in this Agreement.

      5.4 Books, Records and Accounts. The Company will maintain its books and financial records in accordance with Swedish GAAP consistently applied, and on a basis consistent with its past practices. Said books and financial records shall fairly and accurately reflect the operations of the business of the Company.

      5.5 Filings; Other Action. Subject to the terms and conditions herein provided, the Company and Buyer shall: (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Closing Date and which consents, approvals, permits or authorizations are required to be obtained prior to the Closing Date from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (b) use all reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Closing Date, any further action is reasonably necessary or desirable to carry out the purpose of this Agreement, the Buyer and the Sellers Representatives (to the extent reasonably practicable) shall take all such necessary action.

      5.6 Third Party Offers and Negotiations. Until the Closing or earlier termination of this Agreement, neither the Sellers nor any Group Company shall entertain any offer from or negotiate with any other party with respect to the sale or acquisition of any of the Shares or any material asset of the Company.

      5.7 Tax Matters. All liabilities for income tax attributable to the sale of the Shares by the Sellers to Buyer pursuant to this Agreement shall be and remain the sole liability of the Sellers and neither Buyer nor any Group Company shall have any responsibility therefor.

      5.8 Notification of Certain Matters.


         (a) The Company and the Sellers shall give prompt written notice to Buyer of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Company and/or Sellers contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, (ii) any failure of the Company and/or Sellers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by them under this Agreement, (iii) any material claims, actions, proceedings or investigations commenced or threatened, involving or affecting the Company or any of its properties or assets, and (iv) any material adverse change in the business condition of the Company or the occurrence of an event known to the Sellers which, so far as reasonably can be foreseen at the time of its occurrence, would result in any such change.

         (b) In addition to, and not in lieu of, the foregoing, the Company and the Sellers shall deliver to Buyer a true and complete schedule of changes (the "Update Schedule") to any of the information contained in the Schedules to this Agreement (including changes to any other representations or warranties of the Company in Article II hereof and to any other representations or warranties of the Sellers in Article III hereof for which no Schedules have been created as of the date hereof but as to which a Schedule would have been required hereunder to have been created on or before the date hereof if such changes had existed on the date hereof) in writing to Buyer, dated on or prior to the Closing Date.

         (c) Buyer shall give prompt written notice to the Sellers of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Buyer contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, (ii) any failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (iii) any material claims, actions, proceedings or investigations commenced or threatened, involving or affecting Buyer or any of its properties or assets, and (iv) any material adverse change in the business condition of Buyer or the occurrence of an event known to Buyer which, so far as reasonably can be foreseen at the time of its occurrence, would result in any such change.

         (d) The Company shall inform the Buyer without undue delay of any judicial or extra-judicial proceedings that have been commenced or threatened in respect of any copyright or other intellectual property rights or any other rights connected with the Software of which it becomes aware and shall co-operate fully with the Buyer in the defense of such rights, at the request of and to the extent required by Buyer.

      5.9 Restrictions on Certain Transactions. From the period from the date of this Agreement through the conclusion of the Holdback Period, no Seller shall engage in any activities such as short sales, "sales against the box," hedging transactions or any other derivative activities which create a "put equivalent position" in Buyer's Common Stock under regulations adopted under Section 16 of the Securities Exchange Act of 1934, as amended.

      5.10 Non-Competition

         (a) Each of the Sellers agrees that for the period of two years following the Closing Date (such period, the "Non-competition Period"), the Seller shall not have any Relationship (as defined below) with any entity, including but not limited to any corporation, partnership, limited liability company, sole proprietorship or unincorporated business (whether or not for profit) (such entity, a "Business") in the course of which Relationship the Seller engages in or assists such Business in the area of mobile device management infrastructure software and related solutions (the "Business Area"), provided however, that the Seller may have a Relationship with a Business that engages in, or is otherwise associated with a Business in, the Business Area so long as the Seller does not have a Relationship with the portion of the Business engaged in the Business Area.

         (b) Each of the Sellers will be deemed to have a relationship (a "Relationship") with a Business if such Seller (i) owns, manages, operates, joins or is employed by such Business, (ii) is a director, member, agent, stockholder, owner or general partner of such Business, (iii) acts as a consultant or advisor to such Business or (iv) controls or participates in the ownership, management or operation of such Business; provided, however, that nothing herein shall prevent the Seller from acquiring, solely as a passive investment and through market purchases, less than 5% of the outstanding equity securities of any corporations that are publicly traded so long as the Seller is not part of any control group of such corporation, and provided further that nothing herein shall prevent the Seller from investing in any Business, whether or not such Business shall engage in the Business Area, through (i) a mutual fund or (ii) a private equity fund using commingled funds (so long as the Seller is a passive investor and does not participate in any decision to make any such investment).

         (c) The Sellers' monetary liability for damages to the Buyer resulting from breach of the provisions of this Section 5.10 will not exceed the value of the Stock Consideration and Earnout received hereunder.

      5.11 Solicitation of Employees and Consultants. During the Non-competition Period, such Seller agrees not to directly or indirectly solicit, influence, entice or encourage any person who at such time is, or who at any time in the three (3) month period prior to such time had been, an employee of or consultant to the Company or Buyer to cease or curtail his or her relationship therewith. The foregoing shall not prohibit the Seller from soliciting (i) another stockholder who has been terminated by Buyer (or any subsidiary of Buyer) without cause or (ii) a consultant to Buyer (or any subsidiary of Buyer), provided that such other stockholder or consultant is not solicited to engage in the Business Area.

      5.12 Non-disruption; Other Matters. During the Non-competition Period, such Seller agrees that it will not, directly or indirectly, interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company or the Buyer, on the one hand, and any of their respective customers, suppliers employees or stockholders, on the other hand.

      5.13 Equitable Relief. Such Seller acknowledges and agrees that Buyer's remedies at law for breach of any of the provisions of this Agreement would be inadequate and, in recognition of this fact, the Seller agrees that, in the event of such breach, in addition to any remedies at law it may have, Buyer, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may be available. The Seller further acknowledges that should the Seller violate any of the provisions of this Agreement, it will be difficult to determine the amount of damages resulting to Buyer or its affiliates and that in addition to any other remedies Buyer may have, Buyer shall be entitled to temporary and permanent injunctive relief.

      5.14 Listed Accounts Receivable Collection. Sellers will use their best efforts to deliver to Buyer prior to Closing: (A) executed copies of the form of receivables acknowledgment attached hereto as Schedule 5.14(A) (the "Written Receivables

Acknowledgments") signed by each of the customers listed on Schedule 5.14(B), from which the Listed Accounts Receivables are due, acknowledging in each case that the amount of the accounts receivable listed opposite such customer's name on Schedule 5.14(A) is valid and not disputed and that the customer intends to pay such accounts receivable in accordance with the terms of the applicable invoice or (B) verbal confirmation to the Chief Financial Officer of Buyer from an appropriate person at the customer to the same effect and to Buyer's reasonable satisfaction (the "Oral Receivables Acknowledgements" and together with the Written Receivables Acknowledgments, the "Receivables Acknowledgments"). The Sellers Representatives may assist in the collection activities for the Listed Accounts Receivable. Prior to the expiration of the Receivables Collection Deadline, Buyer shall not offer customers discounts on any of the Listed Accounts Receivable without the permission of the Sellers Representatives.

                                   ARTICLE VI
                                   CONDITIONS

      6.1 Conditions to Each Party's Obligation to Effect the Closing. The respective obligation of each party to effect the Closing shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

            (a) None of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

            (b) All material approvals required under foreign, federal or state securities laws relating to the issuance of the Insignia Common Stock to be issued to Sellers in connection with the transactions contemplated by this Agreement shall have been received.

            (c) All material consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings required to be filed after the Closing Date.

            (d) Buyer shall have closed an equity financing in which it raises aggregate gross proceeds of between US $1 million and US $4 million.

            (e) The Insignia Common Stock shall be listed on The Nasdaq Small Cap Market at Closing.

            (f) The Company shall deliver to Buyer executed consents and waivers from each Skandinaviska Enskilda Banken and ALMI Foretagspartner (the "Company Lenders"), providing for a release of the Sellers from their personal guarantees and otherwise in a form acceptable to the Buyer.

      6.2 Conditions to Obligation of Sellers to Effect the Closing. The obligation of each of the Sellers to effect the Closing shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

            (a) Buyer shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date in all material respects, the representations and warranties of Buyer contained in this Agreement and in any other agreements or instruments required to be delivered at Closing pursuant to this Article VI hereof shall be true and correct in all material respects as of the Closing Date, and Sellers shall have received a certificate of the President or a Vice President of Buyer, dated the Closing Date, certifying to such effect.

            (b) From the date of this Agreement through the Closing Date, there shall not have occurred any change in the financial condition, business or operations of Buyer and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Buyer Material Adverse Effect.

            (c) Buyer shall execute a Registration Rights Agreement, substantially in the form attached hereto as Schedule 6.2(c) (the "Registration Rights Agreement"), and offer each of the Sellers the opportunity to execute the Registration Rights Agreement.

            (d) Buyer shall have instructed the Buyer's transfer agent to deliver the Closing Delivered Shares, which shall be delivered to Sellers as soon as reasonably practicable following Closing.

      6.3 Conditions to Obligation of Buyer to Effect the Closing. The obligations of Buyer to effect the Closing shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

            (a) (1) The Company shall have performed the agreements contained in this Agreement required to be performed by it on or prior to the Closing Date in all material respects and the representations and warranties of the Company contained in this Agreement and any other agreements or instruments required to be delivered at Closing pursuant to this Article VI shall be true and correct in all material respects as of the Closing Date, and Buyer shall have received a certificate of the Chief Executive Officer of the Company certifying to such effect, and (2) the Sellers shall have performed the agreements contained in this Agreement required to be performed by them on or prior to the Closing Date in all material respects and the representations and warranties of the Sellers contained in this Agreement and any other agreements or instruments required to be delivered at Closing pursuant to this Article VI shall be true and correct in all material respects as of the Closing Date.

            (b) From the date of this Agreement through the Closing Date, there shall not have occurred any change in the financial condition, business or operations of the Group Companies, taken as a whole, that would have or would be reasonably likely to have a Company Material Adverse Effect.

            (c) The Company shall have obtained the consent, approval, amendment or waiver of each person whose consent, approval, amendment or waiver shall be required under the contracts listed on Schedule 6.3(c) (the "Material Consents"), and such consents, approvals, amendments or waivers shall be on terms reasonably satisfactory to Buyer.

            (d) The following persons designated by the Buyer shall have been appointed as members of the Board of Directors of the Company: Mark McMillan and Robert Collins. Buyer shall have received the resignation of the preexisting members of the Board of Directors of the Company.

            (e) The Buyer shall have received from Swedish corporate counsel to the Sellers a legal opinion in the form attached as Schedule 6.3(e) and shall have received from English and HongKong counsel legal opinions in the form satisfactory to counsel for the Buyer.

            (f) The loan agreements evidencing loans in an aggregate amount of 300,000 SEK from the Sellers to the Company will have been cancelled and contributed as capital to the Company.

            (g) Each of the current employees and subcontractors of the Company shall have executed a Confidentiality and Invention Assignment Agreement in the form attached as Schedule 6.3(g).

            (h) Caritas will execute a waiver and termination of that certain agreement between the Company and Caritas in a form satisfactory to Buyer.

            (i) The Sellers shall have delivered the Annual and Interim Accounts of the HK Holding Company and UK Holding Company as specified in Section 2.6.

            (j) The Sellers shall have delivered the original stock certificates representing the Shares, along with originally executed Assignments Separate from Certificates in the form attached hereto as Exhibit 6.3(j).

            (k) The Company shall have executed with Bengt Korell Fastigheter a full release and settlement with regard to past due rent and any other claims (the "Landlord Settlement"), the form and consideration for which will be at Buyer's sole discretion.

            (l) The Sellers shall have delivered all original share certificates, certifications and any other documents evidencing the entire chain of title from the Sellers to HongKong Holding Company to UK Holding Company to the Company described in Section 2.2 (the "Title Documents"), in form and substance satisfactory to Buyer's counsel

            (m) The Sellers shall have delivered to Buyers good standing certificates dated as of the Closing (both as to corporate good standing and tax good standing) from each of the jurisdictions of incorporation for each of the Group Companies.

                                   ARTICLE VII
                                 INDEMNIFICATION

      7.1 Survival of Representations, Warranties and Covenants. Except as otherwise provided herein, all representations and warranties of the Company and the Sellers made in this Agreement or in any exhibit, statement, Schedule, certificate, instrument or any document delivered pursuant hereto shall survive the Closing and shall remain in effect until the expiration of the Holdback Period and shall thereupon terminate and be of no further force or effect, except that the representations and warranties of the Sellers contained in Section 3.1 (Ownership of Shares) and Section 3.2 (Approval of Agreement; No Violation), the representations and warranties of the Company contained in Section 2.2 (Capitalization) and Section 2.3 (Approval of Agreement; No Violation) shall not terminate. All representations and warranties hereunder (including each statement or other item of information set forth in the Disclosure Schedule) shall be deemed to be material and relied upon by the parties with or to whom the same were made, notwithstanding any investigation or inspection made by or on behalf of such party or parties. All covenants in this Agreement not fully performed as the Closing Date shall survive the Closing Date and continue thereafter until fully performed. Notwithstanding anything to the contrary herein, if at any time prior to the expiration of the Holdback Period, the Buyer delivers to the Sellers Representatives a Claim Notice alleging the existence of a Claim under Section 7.2(a)(1), (2), (3) or (4) and asserting a claim for recovery under this Article VII, then the Claim asserted in such Claim notice will survive the expiration of the Holdback Period until such time as such Claim is fully and finally resolved. The representations and warranties made by the Buyer in this Agreement shall terminate and expire as of the Closing Date, and any liability of the Buyer with respect to such representations and warranties shall thereupon cease.

      7.2 Indemnification of the Sellers and the Company.

            (a) The Sellers, severally, based on the percentage of the Stock Consideration attributable to each Seller as set forth on Schedule A, shall indemnify, defend and hold harmless each of Buyer, the Company, any corporation, partnership, limited liability company or other legal entity affiliated with Buyer, and any stockholder, partner, member, director, officer, employee or agent of any of them (each, an "Indemnitee"), from and against, and waive any claim for contribution or indemnity from such parties with respect to, all claims, damages, liabilities, losses, costs, deficiencies or expenses, including reasonable attorneys' fees, interest and penalties in connection therewith and including those incurred in connection with enforcement of this Article VII ("Claims"), which may be sustained by such Indemnitee and which arise from:

                  (1) the inaccuracy in or breach of any agreement, covenant, representation, warranty, or other obligation of a Seller (other than as described in Section 7.2(b) or the Company made or incurred under or pursuant to this Agreement or any document delivered pursuant hereto and identified in
Article VI hereof as of the date of this Agreement or as of the Closing Date;

                  (2) the liability of the Company or the Buyer, if any, resulting from the assertion by any party of any right or claim to an equity interest in the Company other than the right to receive the Stock Consideration pursuant to the terms of this Agreement in the amounts set forth on Schedule A hereto;

                  (3) the failure of the Buyer to collect the full amount of the Listed Accounts Receivable on or before the date that is eleven (11) months after the Closing Date (the "Receivables Collection Deadline"). To the extent that Buyer has not collected in full on or before the Receivables Collection Deadline the Listed Accounts Receivable for which Buyer did not receive, prior to Closing, Receivables Acknowledgments pursuant to Section 5.14 (the "Unconfirmed Receivables"), the Sellers agree that Buyer will incur a Claim in the amount of the uncollected amount of the Unconfirmed Receivables and Buyer will refrain from issuing

Holdback Shares or offset the Initial Earnout Payment (or some combination thereof) in the amount of such Claim pursuant to Section 7.4. To the extent that Buyer has not collected the Listed Accounts Receivable for which Buyer did receive prior to Closing Receivables Acknowledgments (the "Confirmed Receivables") in full on or before the Receivables Collection Deadline, the parties agree that Buyer will incur a Claim in the amount of the uncollected Confirmed Receivables and will deduct from the Initial Earnout Payment the amount of such Claim pursuant to Section 7.4; or

                  (4) any Claim by or on behalf of MKT for sales commissions ("MKT Sales Commissions") or brokerage commissions or other fees ("MKT Brokerage Commissions"), provided however that a Claim relating to an MKT Brokerage Commission may be satisfied by the Buyer either refraining from issuing Holdback Shares or offsetting the Initial Earnout Payment (or some combination thereof) in the amount of such Claim pursuant to Section 7.4, whereas a Claim relating to an MKT Sales Commission may only be satisfied by the Buyer offsetting the Initial Earnout Payment.

            (b) Each Seller, as to such Seller and not as to any other Seller, shall indemnify, defend and hold harmless each of the Indemnitees, from and against, and waive any claim for contribution or indemnity from such parties with respect to, all Claims which may be sustained by such Buyer and which arise from the breach of any agreement, covenant, representation, warranty, or other obligation of such Seller made or incurred under or pursuant to Section 3 of this Agreement or any document delivered pursuant thereto.

            (c) The indemnification permitted pursuant to this Section 7.2 is intended to induce Buyer to enter into this Agreement and to provide a means of compensating the indemnified parties for Claims incurred after the Closing. Therefore, the Sellers hereby agree that they shall have no rights of any nature whatsoever against the Company, whether by contribution or otherwise, and forever release the Company from any and all Claims in connection with or arising out of the assertion by a claimant of a right to indemnification (other than statutory rights to indemnification from the Company in their capacities as officers or directors of the Company). Buyer agrees that all Claims by Buyer and its Affiliates for indemnification under this Agreement shall be made against the Sellers pursuant to this Section 7.2, and shall not be made against the Company or any of its officers and directors in their capacity as such.

      7.3 Limitation on Indemnification.

            (a) Pro Rata. Notwithstanding any other provision of this Article VII, except for indemnification pursuant to Section 7.2(a)(2), claims for indemnification pursuant to the representations and warranties contained in Sections 3.1, 3.2, 2.2 and 2.3 (the "Specified Representations") and in cases of fraud or willful misconduct, the total amount in respect of which any Seller shall be liable under this Agreement to indemnify an Indemnitee shall not exceed such Seller's pro rata portion of the Holdback Shares and the Initial Earnout Payment made for the Holdback Period.

            (b) Exclusive Remedy. Except for the covenants contained in Sections 5.9, 5.10, 5.11 and 5.12 (the "Sellers Post-Closing Covenants") and actions grounded in fraud or willful misconduct, the parties hereto acknowledge and agree that in the event the Closing occurs, the indemnification provisions in this Article VII shall be the exclusive remedy of Buyer with respect to the transactions contemplated by this Agreement and that the Holdback Shares and Initial Earnout Payment will be the sole recourse of the Buyer. With respect to the Sellers Post-Closing Covenants and actions grounded in fraud and willful misconduct, (i) the right of an Indemnitee to be indemnified and held harmless pursuant to the indemnification provisions in this Agreement shall be in addition to and cumulative of any other remedy of such party at law or in equity and (ii) no such Indemnitee shall, by exercising any remedy available to it under this Article VII, be deemed to have elected such remedy exclusively or to have waived any other remedy, whether at law or in equity, available to it.

            (c) Basket. Except for Claims arising: (i) under Section 7.2(a)(2),
(ii) under Section 7.2(a)(3), (iii) under Section 7.5, (iv) as a result of an inaccuracy in or breach of a Specified Representation, or (v) in the event of willful misconduct or fraud, the Indemnitees shall not be entitled to indemnification until such time as the total amount of Claims that have been suffered or incurred by one or more of the Indemnitees, or to which any or more of the Indemnitees has or have otherwise become subject, exceeds $25,000 in the aggregate. If the total amount of Claims exceeds $25,000, then the Indemnitees will be entitled to be indemnified against and compensated and reimbursed for the total amount of the Claims, and not just the amount in excess of $25,000.

      7.4 Satisfaction of Indemnification through Either Non-Issuance of Holdback Shares or offset of Initial Earnout Payment. In order to satisfy a Claim Buyer may at its discretion (1) refrain from issuing an appropriate number of Holdback Shares (valued at the Signing Average Price) as an offset against a validly made Claim, (2) offset the Initial Earnout Payment that would otherwise be payable for the Holdback Period (if any) on a dollar for dollar basis or (3) refrain from issuing some portion of Holdback Shares and offset some portion of the Initial Earnout Payment in an aggregate amount equal to the Claim. For the purpose of this Article VII, the Holdback Shares shall be valued at the Signing Average Price. All shares of Insignia Common Stock issued as part of the aggregate Stock Consideration under this Agreement shall be valued at the Signing Average Price for purposes of applying the limitations set forth in this
Section 7.4 and Section 7.3. Notwithstanding the above, if the Claim is less than the value of the Holdback Shares (as determined under this subsection) and the Initial Earnout Payment that has been collected by the Buyer as of the date the Claim notice is submitted, then the Seller Representatives have the right to instruct the Buyer as to whether to satisfy the Claim by withholding the Initial Earnout Payment or refraining from issuing the Holdback Shares or by effecting a combination thereof.

      7.5 Indemnification Regarding Brokerage Fees. Buyer shall indemnify and hold harmless the Sellers, and the Sellers shall indemnify and hold harmless Buyer, from and against any and all liabilities and costs incurred resulting from or arising out of any Claim relating to any broker, finder or agent or agreement to pay any brokerage fees, finder's fees or commission with respect to the transactions contemplated by this Agreement on behalf of Buyer, on the one hand, and any Seller or the Company on the other hand, respectively.

      7.6 Notice and Defense of Third-Party Actions. Buyer shall give prompt written notice to the Sellers Representatives of the commencement or assertion of any Claim by a third- party (collectively, a "third-party action") in respect of which the Buyer will seek indemnification hereunder, which notice shall state, to the extent known to the Buyer, the basis on which the claim for indemnification is made, the facts giving rise to or the alleged basis of the third-party action, and the amount (to the extent that it may be estimated) of liability asserted by reason of the Claim; such notice shall also include a copy of the document (if any) by or in which the third-party action is commenced or asserted. Any failure so to notify the Sellers Representatives shall not relieve the Sellers from any liability that they may have to the Buyer under this Article VII except to the extent that the failure to give such notice materially and adversely prejudices the Sellers. Within 60 days after receipt of such notice, the Sellers may (a) by giving written notice thereof to the Buyer, acknowledge liability for and at its option elect to assume the defense of such third-party action at its sole cost and expense or (b) object to the claim of indemnification set forth in the notice delivered by the Buyer pursuant to the first sentence of this Section 7.6; provided that the Buyer shall have the right to participate in such proceeding and be represented by counsel of its own choice at the Buyer's sole expense. If the Sellers Representatives do not within the same 60-day period give the Buyer written notice objecting to such claim and setting forth the grounds therefor, the Sellers shall be deemed to have acknowledged its liability for such third-party action. The Sellers shall have the right to assume control of the defense of or settle or otherwise dispose of such third-party action on such terms as the Sellers deems appropriate; provided, however, that:

            (a) the Buyer shall be entitled, at its own expense, and without unreasonable interference with the actions of the Sellers, to participate in the defense of third-party actions;

            (b) the Sellers shall obtain the prior written consent of the Buyer before entering into any settlement, compromise, admission or any acknowledgment of the validity of a third-party action or any liability in respect thereof, which consent shall not be unreasonably withheld;

            (c) no Seller shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to the Buyer of a release from all liability in respect of such third-party action; and

            (d) the Sellers shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of) and the Buyer shall be entitled to have sole control over, the defense or settlement, compromise, admission or other acknowledgment of any third-party action (A) as to which the Sellers fail to assume the defense as required hereunder or (B) to the extent the third-party action seeks an order, injunction or other equitable relief against the Buyer which, if successful, would have a material adverse effect on the business condition of the Buyer; provided, however, that the Buyer shall make no settlement, compromise, admission or other acknowledgment which would give rise to liability on the part of the Sellers without the prior written consent of the Sellers, which consent shall not be unreasonably withheld.

      7.7 Notice of Direct Claims. In any case in which an Indemnitee seeks indemnification hereunder which is not subject to Section 7.6 hereof because no third-party action is involved, the Buyer shall deliver to the Sellers Representatives a written notice specifying in reasonable detail the basis for its claim for indemnification and the amount for which the Buyer believes it is entitled to be indemnified (a "Claim Notice").

            (a) After the Sellers Representatives shall have been notified of the amount for which the Buyer seeks indemnification, if the Sellers Representatives dispute the amount of the Claim, they shall deliver to the Buyer a written notice of dispute (the "Dispute Notice") within sixty (60) days of Buyer's delivery of the Claim Notice. If the Sellers Representatives do not deliver a Dispute Notice within such sixty (60) day period, Buyer shall refrain from issuing Holdback Shares or refrain from making the Initial Earnout Payment (or some combination thereof) to satisfy the Claim. If Buyer receives a Dispute Notice within the requisite sixty
(60) day period, the Sellers Representatives and the Chief Executive Officer of Buyer will meet and attempt in good faith to resolve such dispute within thirty
(30) days. If such dispute is not so resolved within such thirty (30) day period, either the Sellers Representatives or the Buyer may initiate mandatory arbitration pursuant to Section 9.14, provided however that no such mandatory arbitration may be brought more than six months after the receipt by the Sellers Representatives of the applicable Claim Notice. If all or any part of such timely disputed Claim is determined in any settlement to be owing to the Sellers, Buyer will promptly, upon such settlement or resolution, issue such Holdback Shares or make such Earnout Payment to such accounts of the Sellers as shall be instructed by the Sellers Representatives.

      7.8 Cooperation. The parties and their Affiliates shall cooperate with each other in the defense of any third-party action that is the subject of
Section 7.6 and, during normal business hours, shall afford each other access to their respective books and records and available employees relating to such third-party action and shall furnish each other all such further information that they have the right and power to furnish as may reasonably be necessary to defend such third-party action.

      7.9 Continued Employment of Sellers as a Condition to Receipt of Holdback Shares. Notwithstanding any other provision of this Agreement, no Holdback Shares will be issued to a Seller who is not an employee of Buyer or the Company on the date on which the Holdback Period expires unless such Seller has ceased employment prior to the expiration of the Holdback Period because the Company terminated him other than for Cause. Such Holdback Shares shall be retained by the Buyer. "Cause" means (A) willful and repeated failure to comply with the lawful written directions of the Chief Executive Officer of Buyer (but not as a result of a permanent disability), (B) gross negligence or willful misconduct in the performance of duties to the Company, Buyer or any subsidiary of Buyer (but not as a result of a permanent disability), (C) commission of any act of fraud with respect to the Company, Buyer or any subsidiary of Buyer, (D) commission of a felony or crime involving moral turpitude causing material harm to the standing and reputation of the Company, Buyer or any subsidiary of Buyer, in each case as determined in good faith by the Buyer's Board of Directors.

                                  ARTICLE VIII
                                   TERMINATION

      8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by the mutual consent of Buyer and Sellers.

      8.2 Termination by Either Buyer or Sellers. This Agreement may be terminated by action of the Board of Directors of Buyer or by unanimous agreement of the Sellers Representatives if a United States federal, state court or foreign court of competent jurisdiction or United States federal, state or foreign governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

      8.3 Termination by Sellers. This Agreement may be terminated at any time prior to the Closing Date, by unanimous vote of the Sellers Representatives, if
(a) there has been a material breach by Buyer of any representation or warranty contained in this Agreement, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Buyer.

      8.4 Termination by Buyer. This Agreement may be terminated at any time prior to the Closing Date, by action of the Board of Directors of Buyer, if (a) there has been a material breach by the Company or the Sellers of any representation or warranty contained in this Agreement, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Company or the Sellers.

      8.5 Termination by either Buyer or Sellers. This Agreement may be terminated by action of the Board of Directors of Buyer or by unanimous vote of the Sellers Representatives if the Closing shall not have been consummated by May 1, 2005, provided that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have contributed to the failure to consummate the Closing by May 1, 2005.

      8.6 Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this Article VIII, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this
Section 8.5, and except for the provisions of Sections 9.1, 9.2, 9.3, 9.5, 9.7, 9.8, 9.9, 9.10, 9.11, 9.14, 9.15 and 9.16. Moreover, in the event of termination of this Agreement pursuant to Section 8.3 or Section 8.4, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any intentional or willful breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

      8.7 Extension; Waiver. At any time prior to the Closing Date, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX
                                  MISCELLANEOUS

      9.1 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

                        If to Company:

                        Anders Furehed, Chief Executive Officer
                        mi4e Device Mangement AB
                        Aisnogatan 3
                        S-116 41
                        Stockholm, Sweden
                        fax +46 (0)8 568 49 622

                        With a copy to:

                        Advokatfirman Sodermark
                        Box 14055, SE-104 40
                        Stockholm, Sweden
                        fax +46 (0)8 663 67 20
                        Attn: Magnus Bjorck

                        If to the Buyer:

                        Mark McMillan, Chief Executive Officer
                        Insignia Solutions, plc
                        41300 Christy Street
                        Fremont, CA  94538-3115
                        fax:  510-360-3701

                        With a copy to:

                        Heller Ehrman White & McAuliffe
                        2775 Sand Hill Road
                        Menlo Park, CA  94025
                        fax:  650-324-0638
                        Attn:  Laurel Finch

                        If to the Sellers Representatives, to each of:

                        Anders Furehed
                        mi4e Device Mangement AB
                        Aisnogatan 3
                        S-116 41
                        Stockholm, Sweden
                        fax +46 (0)8 568 49 622

                        Noel Mulkeen
                        mi4e Device Mangement AB
                        Aisnogatan 3
                        S-116 41
                        Stockholm, Sweden
                        fax +46 (0)8 568 49 622

                        If to a Seller, to the address set forth on the signature page hereto for such Seller or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

      9.2 Assignments; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      9.3 Entire Agreement. This Agreement, the schedules hereto, the Mutual Non-Disclosure Agreement between Buyer and the Company dated December 16, 2004, the Registration Rights Agreement and any other agreements or instruments required to be delivered at Closing pursuant to Article VI hereof constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

      9.4 Amendment. This Agreement may be amended by the parties hereto at any time in writing signed on behalf of Buyer and the Sellers Representatives, on behalf of the Sellers but subject to Section 9.16.

      9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its rules of conflict of laws.

      9.6 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

      9.7 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

      9.8 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. All references in this Agreement to "dollars" and "$" shall be deemed to be references to United States dollars.

      9.9 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

      9.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      9.11 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

      9.12 Subsidiaries. As used in this Agreement, the word "subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner or managing member.

      9.13 Further Assurances. From time to time, as and when requested by either party (whether before or after the Closing Date), the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further and other action as the requesting party may reasonably deem necessary, proper or desirable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

      9.14 Dispute Resolution Procedures. If any question shall arise in regard to the interpretation of any provision of this Agreement or as to the rights and obligations of any of the parties hereunder, the Sellers Representatives, as representatives of the Sellers, and Mark McMillan, as chief executive officer of Buyer (or any successor to Mr. McMillan in such position), shall meet with each other to negotiate and attempt to resolve such question in good faith. Such representatives may, if they so desire, consult outside experts for assistance in arriving at a resolution. In the event that a resolution is not achieved within thirty (30) days after their first meeting, then the question shall be finally resolved by binding arbitration in


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
accordance with the rules and procedures of the International Chamber of Commerce, Paris applicable to commercial transactions, and judgment upon any award thereon may be entered in any court having jurisdiction thereof. Any arbitration shall be held in San Francisco, California. In the event of any arbitration, one mutually agreed arbitrator shall make the necessary determinations. Other than attorneys' fees and expenses (which shall be borne by the party incurring the same), all out of pocket costs and expenses of Buyer and the Sellers in connection with such arbitration, including, without limitation, the fees of the arbitrators and any administration fees, shall be borne by Buyer and the Sellers in such proportions as the arbitrator shall decide that such expenses should, in equity, be apportioned. The language used in arbitration shall be English.

      9.15 Payment of Fees and Expenses. The Sellers shall pay at Closing (i) all fees and expenses of counsel, accountants and other advisors of the Sellers,
(ii) all fees and expenses of counsel, accountants and other advisors of the Company (except for legal fees of the Company not in excess of US $10,000) and
(iii) all other expenses incurred by Sellers or the Company incident to the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including any finder's or brokerage fees.

      9.16 Appointment and Powers of the Sellers Representatives.

            (a) Each Seller, by the execution and delivery of this Agreement, hereby consents and agrees to the appointment, effective as of the Closing Date, of each of Anders Furehed and Noel Mulkeen, who shall constitute the Sellers Representatives for purposes of this Agreement, and each of such persons hereby consents and agrees to such appointment. Any Seller Representative may be removed at any time upon the written election of Sellers who held prior to the Closing at least 66 2/3rds of the Shares; provided that such Sellers elect a different Seller to replace such Seller Representative and Buyer is given prompt written notice of such replacement by the Sellers Representatives. Each Seller hereby constitutes and appoints each Seller Representative, including any replacement of any such Seller Representative, as attorney-in-fact for such Seller with full power of substitution and authority to execute any amendment or waiver of this Agreement and any other document or instrument necessary or advisable in order to carry out the provisions of this Agreement, to administer, investigate, settle and resolve the rights of the Sellers with respect to Holdback Shares set forth in Section 1.3 and the Earnout Payment set forth in
Section 1.5, to give and receive notices and communications under this Agreement on behalf of the Sellers, to dispute any Claims made by Buyer hereunder, to agree to, negotiate, enter into settlements and compromises of, and to comply with orders of courts or arbitrators with respect to any dispute or Claims, and to take all actions necessary or appropriate in the judgment of the Sellers Representatives for the accomplishment of the foregoing; provided, however, that the Sellers Representatives (i) shall give Buyer prompt written notice of the replacement of any Seller Representative and (ii) shall not have the power or authority to execute an amendment, waiver, document or other instrument that, notwithstanding any other provision to the contrary, increases in any material respect the obligations or liabilities of any Seller without the prior written consent of that Seller. The Sellers Representatives shall be provided reasonable access to information regarding Buyer and the Company for purposes of performing their duties hereunder, provided that the Sellers Representatives shall treat confidentially any non-public information.

            (b) All decisions of the Sellers Representatives may be relied upon by any third person, and shall be binding and conclusive upon each Seller. Any decision of the Sellers Representatives shall require the consent of both Sellers Representatives, or if there is only one Sellers Representative, the consent of such Seller Representative.

            (c) No Sellers Representatives shall be liable, responsible or accountable in damages or otherwise to the Sellers for any loss or damage incurred by reason of any act or failure to act by the Sellers Representatives, and each Seller shall severally in accordance with their respective Pro Rata Portion indemnify and hold harmless each Sellers Representatives against any loss or damage except to the extent that such loss or damage shall have been the result of the individual gross negligence or willful misconduct of any particular Sellers Representatives, in which case such indemnity shall not extend to such offending Seller Representative but the indemnity shall continue for such non-offending Seller Representative or Representatives.



                             SIGNATURE PAGE FOLLOWS

      IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                              BUYER

                              INSIGNIA SOLUTIONS PLC

                              By: /s/ Mark McMillan
                                  --------------------------------------
                              Name: Mark McMillan
                                    ------------------------------------
                              Title: CEO
                                     -----------------------------------

                              SELLERS:

                              /s/ Noel David Mulkeen
                              ------------------------------------------
                              NOEL DAVID MULKEEN

                              /s/ Anders Furehed
                              ------------------------------------------
                              ANDERS FUREHED

                              KENORA LIMITED

                              By: /s/ J. Santos
                                  --------------------------------------
                              Name: J. Santos
                                    ------------------------------------
                              Title: Authorised Signatory for
                                     Granpian Managers Ltd.
                                     -----------------------------------

                              KORROGO TECHNOLOGIES LIMITED

                              By: /s/ J. Santos
                                  --------------------------------------
                              Name: J. Santos
                                    ------------------------------------
                              Title: Authorised Signatory for
                                     Sovereign Directors (T&C) Ltd.
                                     -----------------------------------

                              MI4E DEVICE MANAGEMENT AB

                              By: /s/ Anders Furehed
                                  --------------------------------------
                              Name: Anders Furehed
                                    ------------------------------------
                              Title: CEO
                                     -----------------------------------


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